EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in  Registration Statement Nos. 333-191694 and 333-191761 on Form S-8 of Prudential Bancorp, Inc. of our report dated December 20, 2013, relating to our audits of the consolidated financial statements which appear in the Annual Report to Shareholders of Prudential Bancorp Inc. of Pennsylvania, which is incorporated in this Annual Report on Form 10-K of Prudential Bancorp, Inc. for the year ended September 30, 2013.

/s/ SR Snodgrass, A.C.

Wexford, Pennsylvania
December 20, 2013